FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
This FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of April 28, 2017 (the “Amendment”), is made pursuant to that certain Loan and Security Agreement dated as of August 19, 2011 (as amended, modified or supplemented from time to time, the “Agreement”), among CAC Warehouse Funding LLC IV, a Delaware limited liability company (the “Borrower”), Credit Acceptance Corporation, a Michigan corporation (“Credit Acceptance”, the “Originator”, the “Servicer” or the “Custodian”), Bank of Montreal (the “Lender”), BMO Capital Markets Corp., a Delaware corporation (“BMO Capital Markets”), as deal agent (the “Deal Agent”), Bank of Montreal (the “Collateral Agent”), and Wells Fargo Bank, National Association, a national banking association, as backup servicer (the “Backup Servicer”).
W I T N E S S E T H :
WHEREAS, the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent have previously entered into and are currently party to the Agreement;
WHEREAS, the Borrower has requested that certain amendments be made to the Agreement, and the Borrower, Credit Acceptance, the Backup Servicer, the Lender, the Deal Agent and the Collateral Agent are willing to amend the Agreement under the terms and conditions set forth in this Amendment;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
Section 1.    Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.
Section 2.    Amendments.
2.1.    Each of the following defined terms appearing in Section 1.1 of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
“Certificate of Title”: With regard to each Financed Vehicle (i) the original certificate of title relating thereto, or copies of correspondence and application made in accordance with applicable law to the appropriate state title registration agency, and all enclosures thereto, for issuance of its original certificate of title or (ii) if the appropriate state title registration agency issues a letter or other form

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of evidence of Lien (whether in paper or electronic form) in lieu of a certificate of title, the original lien entry letter or form or copies of correspondence and application made in accordance with applicable law to such state title registration agency, and all enclosures thereto, for issuance of the original lien entry letter or form.
“Change‑in‑Control”: Any of the following:
(a)    the creation or imposition of any Lien on any limited liability company interests in the Borrower; or
(b)    the failure by the Originator to own all of the issued and outstanding limited liability company interests in the Borrower.
“Commitment”: The commitment of the Lender to make Revolving Loans to the Borrower in an amount not to exceed $100,000,000.
“Commitment Termination Date”: April 30, 2020, or such later date to which the Commitment Termination Date may be extended if agreed in writing among the Borrower, the Deal Agent and the Lender.
“LIBOR Index Rate”: means, for any Interest Period, the greater of (a) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to one-month, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period and (b) zero percent (0%).
“Taxes”: All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
2.2.    The following new defined terms are hereby added to Section 1.1 of the Agreement in the correct alphabetical sequence, and shall read as follows:

“Excluded Taxes”: Any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.11(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Foreign Lender”: If the Borrower is (a) a U.S. Person, a Lender that is not a U.S. Person, and (b) not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or the Servicer under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes, but not, in any event, Excluded Taxes.

“Other Connection Taxes”: With respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Revolving Loan or Transaction Document).
“Other Taxes”: All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“U.S. Person”: Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: Defined in paragraph (g) of Section 2.11.
2.3.    Section 2.10(b) of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
(b)    If any Change in Law shall occur regarding capital or liquidity requirements which has or would have the effect of reducing the rate of return on the capital of any Affected Party or would otherwise result in the imposition of an internal capital or liquidity charge on such Affected Person as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such reduction or charge (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction suffered or charge imposed. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 2.10(b).
2.4.    Section 2.11 of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
Section 2.11.    Taxes.
(a)    Defined Terms. For purposes of this Section 2.11, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or the Servicer under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or the Servicer, as applicable, shall be increased as necessary (such increase, the “Additional Amount”) so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Deal Agent or the relevant Lender timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Deal Agent shall be conclusive absent manifest error.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.11, the Borrower shall, if requested by the applicable Lender, deliver to the applicable Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Lender.
(f)    Indemnification by the Lenders. Each Lender shall severally indemnify the Deal Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Deal Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 (relating to the maintenance of a Participant Register) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Deal Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Deal Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Deal Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Deal Agent to the Lender from any other source against any amount due to the Deal Agent under this paragraph (f).
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Deal Agent, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower or the Deal Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Deal Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Deal Agent as will enable the Borrower or the Deal Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Deal Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Deal Agent), executed originals of Internal Revenue Service (“IRS”) Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Deal Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Deal Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W‑8BEN or W‑8BEN‑E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W‑8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN or W‑8BEN‑E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN or W‑8BEN‑E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K‑2 or Exhibit K‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K‑4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Deal Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Deal Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Deal Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Deal Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Deal Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Deal Agent as may be necessary for the Borrower and the Deal Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Deal Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of Additional Amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after‑Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.11 shall survive the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

2.5.    Section 5.2(n)(iv) and (xxiii) of the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as follows:
(iv)    fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its limited liability company agreement, or fail to observe limited liability company formalities;
(xxiii)    acquire the obligations or securities of its Affiliates or members;
2.6.    Section 12.1 is hereby amended by (i) amending and restating clause (b) in its entirety and as so amended and restated shall read as set forth below, (ii) relettering clause (c) to clause (d) and (iii) adding a new clause (c) to read as set forth below:
(b)    The Lender shall have the right to grant participations in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it) to one or more other banking institutions (each such person a “Participant”), and such Participants shall be entitled to the benefits of this Agreement, including, without limitation, Sections 2.10 and 2.11 hereof, to the same extent as if they were a direct party hereto; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and provided further that no such Participant shall be entitled to receive payment hereunder of any amount greater than the amount which would have been payable had the Lender not granted a participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Upon the grant of a participation of the Lender’s rights and/or obligations under this Agreement, the Lender will promptly notify the Borrower of the Participant and the proportionate amount granted under such participation. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.
(c)    The Deal Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in 115 South LaSalle Street, Chicago, Illinois 60603 a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Deal Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
2.7.    The reference to “Event of Default” appearing in the defined term “Eligible Assignee” appearing in Section 1.1 of the Agreement is hereby deleted and replaced with “Termination Event”.
2.8.    Exhibit G to the Agreement is hereby amended and restated in its entirety and as so amended and restated shall read as set forth on Exhibit B attached hereto.
2.9.    The Agreement is further amended by adding Exhibits K-1, K-2, K-3 and K-4 at the end thereof and such new Exhibits shall read as set forth on Exhibits K-1, K-2, K-3 and K-4 attached hereto.

Section 3.    Conditions Precedent; Effectiveness of Amendment. This Amendment shall not become effective until each document specified in Exhibit A attached hereto has been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent has received all such executed documents.
Section 4.    Representations of the Borrower and Servicer. Each of Borrower and Servicer hereby represent and warrant to the parties hereto that as of the date hereof each of the representations and warranties contained in Article IV of the Agreement and any other Transaction Document to which it is a party are true and correct as of the date hereof and after giving effect to this Amendment (except to the extent that such representations and warranties relate solely to an earlier date, and then are true and correct as of such earlier date) and that no Amortization Event, Termination Event or Unmatured Termination Event has occurred and is continuing as of the date hereof and after giving effect to this Amendment.
Section 5.    Agreement in Full Force and Effect. Except as expressly set forth herein, all terms and conditions of the Agreement, as amended, shall remain in full force and effect. Reference to this specific Amendment need not be made in the Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.
Section 6.    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.
Section 7.    Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 8.    Fees and Expenses. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Deal Agent and the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of external counsel for the Deal Agent and the Lender.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Loan and Security Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CAC WAREHOUSE FUNDING LLC IV
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Treasurer
CREDIT ACCEPTANCE CORPORATION
By: /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Senior Vice President & Treasurer
BANK OF MONTREAL
By: /s/ Karen Louie
Name: Karen Louie
Title: Director
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Julie Tanner Fischer
Name: Julie Tanner Fischer
Title: Vice President
BMO CAPITAL MARKETS CORP.
By: /s/ Matthew Peters
Name: Matthew Peters
Title: Managing Director

[Signature Page to Fourth Amendment to Loan and Security Agreement]

EXHIBIT A

CONDITION PRECEDENT DOCUMENTS RELATING TO FOURTH AMENDMENT

I. TRANSACTION DOCUMENTS
A. Fourth Amendment to Loan and Security Agreement	Chapman
B. Variable Funding Note	Chapman
II. ADDITIONAL DOCUMENTS
A. Fourth Amended and Restated Fee Letter	Chapman
B. Legal matters incident to the execution and delivery of the Amendment shall be satisfactory to the Deal Agent and its counsel and the Deal Agent	Skadden
C. Executed legal opinion or opinions of Skadden, counsel to the Borrower, with respect to enforceability matters	Skadden
D. Secretary’s Certificate of the Borrower certifying and attaching the following items: • Resolutions • Certificate of Incorporation • Bylaws • Incumbency • Good Standing	Skadden
Key:

Chapman	Chapman and Cutler LLP
Skadden	Skadden, Arps, Slate, Meagher & Flom LLP

EXHIBIT B TO
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

EXHIBIT G
FORM OF VARIABLE FUNDING NOTE

NEW YORK, NEW YORK
April 28, 2017
FOR VALUE RECEIVED, the undersigned, CAC WAREHOUSE FUNDING LLC IV, a Delaware limited liability company (the “Borrower”), promises to pay to the order of BANK OF MONTREAL (the “Lender”), on the date specified in Section 2.1(c) of the Loan and Security Agreement (as hereinafter defined), at Chicago, Illinois, in lawful money of the United States of America and in immediately available funds, the principal amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000), or, if less, the Aggregate Loan Amount of the Lender to the Borrower pursuant to the Loan and Security Agreement, and to pay interest at such office, in like money, from the date hereof on the Aggregate Loan Amount from time to time outstanding at the rates and on the dates specified in the Loan and Security Agreement.
The Lender is authorized to record, on the schedules annexed hereto and made a part hereof or on other appropriate records of the Lender, the date and the amount of the Revolving Loan made by the Lender, each continuation thereof, the funding period for such Revolving Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder, under the Loan and Security Agreement in respect of the Aggregate Loan Amount.
This Variable Funding Note is the Note referred to in the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan and Security Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), the Lender, BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal, as collateral agent (in such capacity, the “Collateral Agent”), and Wells Fargo Bank, National Association, as the Backup Servicer, and is entitled to the benefits thereof. Capitalized terms used herein and defined herein have the meanings given them in the Loan and Security Agreement.

This Variable Funding Note is subject to optional and mandatory prepayment as provided in the Loan and Security Agreement.
This Variable Funding Note is issued in substitution and replacement for, and evidences all of the indebtedness previously evidenced by, each and any Variable Funding Note made by the undersigned in favor of the Lender prior to the date hereof.
Upon the occurrence of a Termination Event, the Secured Parties shall have all of the remedies specified in the Loan and Security Agreement. The Borrower hereby waives presentment, demand, protest, and all notices of any kind.

THIS VARIABLE FUNDING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
CAC WAREHOUSE FUNDING LLC IV, as Borrower
By:
Name:
Title:

SCHEDULE 1 TO
VARIABLE FUNDING NOTE

Principal of the Revolving Loans	Interest on the Revolving Loans	Prepayment of the Revolving Loans	Notation by Date

EXHIBIT K‑1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.
Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Deal Agent and the Borrower with a certificate of its non‑U.S. Person status on IRS Form W‑8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Deal Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Deal Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: _________ __, 20[__]

EXHIBIT K‑2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.
Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non‑U.S. Person status on IRS Form W‑8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: _________ __, 20[__]

EXHIBIT K‑3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.
Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: _________ __, 20[__]

EXHIBIT K‑4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Loan and Security Agreement, dated as of August 19, 2011 (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”), by and among CAC Warehouse Funding LLC IV, as borrower (in such capacity, the “Borrower”), Credit Acceptance Corporation, as servicer (in such capacity, the “Servicer”), BMO Capital Markets Inc., as deal agent (the “Deal Agent”), Bank of Montreal (“BMO”), as Lender and Collateral Agent, and Wells Fargo Bank, National Association, as the Backup Servicer.
Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Transaction Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Deal Agent and the Borrower with IRS Form W‑8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W‑8BEN or (ii) an IRS Form W‑8IMY accompanied by an IRS Form W‑8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Deal Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Deal Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: _________ __, 20[__]

K‑3